Exhibit (a)(1)(A)

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating

to the NightHawk Radiology Holdings, Inc. 2006 Equity Incentive Plan and 2004 Stock Plan,

covering securities that have been registered under the Securities Act of 1933.

March 30, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

Offer to Exchange Certain Outstanding Options

for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on April 14, 2009 unless we extend them.

We are giving you the opportunity to exchange certain of your outstanding options granted under the NightHawk Radiology Holdings, Inc. 2006 Equity Incentive Plan or the 2004 Stock Plan (together, the “Plans”), whether vested or unvested, for restricted stock units representing the right to receive shares of our common stock (“Restricted Stock Units”) or, under certain circumstances, cash. All employees and independent contractors of NightHawk Radiology Holdings, Inc. or our subsidiaries (collectively referred to as the “Company,” “NightHawk,” “we,” “our” or “us”), other than our chief executive officer, chief operating officer, chief financial officer and vice president of sales may participate in this offer if they remain an active service provider through the expiration of this offer and the date of grant for Restricted Stock Units. The non-employee members of our board of directors may not participate in this offer.

If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange” or the “offer”), all of your outstanding and unexercised stock options to purchase our common stock with an exercise price per share greater than or equal to $7.50, which is approximately 300% of the closing price on March 13, 2009 are eligible to be exchanged. If you participate in this offer, the number of Restricted Stock Units or, if applicable, the amount of cash, you receive will be based on an exchange ratio described more fully below. By Exchanged Options, we mean any options that you exchange pursuant to this offer. Each Restricted Stock Unit will be subject to the terms of the 2006 Equity Incentive Plan, and to a restricted stock unit agreement, between you and NightHawk.

Eligible Optionees participating in this offer will receive Restricted Stock Units, or, if applicable, cash on the New Award Grant Date, which we expect to be April 15, 2009.

The Restricted Stock Units will be unvested as of the New Award Grant Date and will be subject to new vesting schedules. The vesting schedule of the Restricted Stock Units is detailed in Section 9 of this Offer to Exchange. Vesting is subject to your continued service to us through each relevant vesting date. Your participation in this offer and the receipt of Restricted Stock Units does not provide any guarantee or promise of continued service with NightHawk.

Our common stock is traded on the NASDAQ Global Market under the symbol “NHWK.” On March 16, 2009, the closing price of our common stock was $2.51 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

To participate in this offer, you must complete an election form and return it to the Stock Plan Administrator via facsimile at (208) 763-3798 or email at optionexchange@nighthawkrad.net. To obtain an election form, please contact the Stock Plan Administrator at (208) 415-0558or optionexchange@nighthawkrad.net.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on April 14, 2009, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by submitting a new election form, which can be obtained from the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net. Documents submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

This offer to Exchange contains information about the offer and general tax information with respect to this offer. The tax advice is not specific to an individual’s circumstances and neither we, nor our board of directors, make any recommendation with respect to this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other option exchange program documents to the Stock Plan Administrator, at:

NightHawk Radiology Holdings, Inc.

601 Front Avenue, Suite #502

Coeur d’Alene, Idaho 83814

Tel: (208) 415-0558

E-mail: optionexchange@nighthawkrad.net

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the Restricted Stock Units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

-i-

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for Restricted Stock Units document (the “Offer to Exchange”), the accompanying e-mail from David Engert, our President and Chief Executive Officer, dated March 17, 2009, the Summary of the Option Exchange Program, and the election form together with its associated instructions available on the offer website at http://intranet.nighthawkrad.net. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Terms in italics in Q&A 1 are the defined terms that are used throughout this Offer to Exchange. The definitions of these terms can be found at the bottom of Q&A 1 on page 3 of this Summary Term Sheet.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for Eligible Optionees to exchange certain outstanding options for Restricted Stock Units, or under certain circumstances, cash. The following is a brief summary of the terms of this offer:

Eligibility

•

All of our active employees (other than our chief executive officer, chief operating officer, chief financial officer and vice president of sales) and independent contractor physicians as of the time of this offer who remain active service providers through the Cancellation Date are eligible to participate. The non-employee members of our board of directors may not participate in this offer. (See Section 1 on page 31.)

•

In order to receive Restricted Stock Units or, if applicable, cash, you must remain an active service provider through the New Award Grant Date, and in order to continue to vest in your Restricted Stock Units, you must remain an employee or other service provider through each relevant vesting date. (See Section 1 on page 31.)

Eligible Options

•

All options granted under the Plans, whether vested or unvested, that were granted with an exercise price per share greater than or equal to $7.50, which is approximately 300% of the closing price on March 13, 2009, and that are outstanding as of the Cancellation Date are eligible for exchange. (See Section 2 on page 31.)

•

Any portion of an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an active service provider of NightHawk, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an Eligible Optionee). The portion that is beneficially owned by our service provider may be exchanged. (See Section 2 on page 31.)

Exchange Ratio

For each Eligible Optionee, the number of outstanding options that such Eligible Optionee would surrender for cancellation in exchange for the grant of Restricted Stock Units or, if applicable, cash, is known as the exchange ratio. We established the exchange ratio such that the fair value of the restricted stock units (or cash) issued in exchange for eligible options would be approximately equal to the fair value of such exchanged options (determined using a Black-Scholes model) at the time immediately prior to the initiation of the exchange. Such an approach was intended to ensure the issuance of the restricted stock units (and/or payment of cash) would be roughly accounting expense neutral to NightHawk, which we believe is in the best interests of our stockholders. The exchange ratio will depend on the exercise price of such Eligible Optionee’s Exchanged Options.

Exercise Price of Exchanged Option	Exchange Ratio
$7.50 or more, but less than $10.00	7 to 1
$10.00 or more, but less than $11.00	9 to 1
$11.00 or more, but less than $15.00	12 to 1
$15.00 or more, but less than $22.00	22 to 1
$22.00 or more	30 to 1

For purposes of this offer, including the exchange ratio, the term “Restricted Stock Unit” generally refers to a right to receive one (1) share of our common stock upon vesting. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Exchanged Options, you will be entitled to receive Restricted Stock Units determined by dividing the number of properly tendered Exchanged Options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit on a grant by grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit).

If in the aggregate the number of the Restricted Stock Units that you would otherwise be entitled to receive is less than 1,000, then you will not receive Restricted Stock Units with respect to the exchange, but will instead receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding), which is the day prior to the Expiration Date. The fair market value of such Restricted Stock Units will be calculated by multiplying the per share closing price on the Cash Payment Determination Date by the number of Restricted Stock Units that you would otherwise be entitled to receive. We will make such cash payment to you promptly following the New Award Grant Date, which is the day after the Expiration Date. The payment will be made through payroll, and to the extent you reside outside the United States, it will be paid to you in local currency. We elected to pay cash to those who would be entitled to receive less than 1,000 restricted stock units to mitigate the expense associated with accounting for and administering our equity incentive plan with respect to relatively small share-based awards. (See Section 2 on page 31.)

Examples: If you hold options with an exercise price of $10.00 per share, for every nine (9) options you exchange, you will receive one (1) Restricted Stock Unit. Thus, if you exchange 10,000 options with an exercise price of $10.00, you will receive 1,111.111 Restricted Stock Units, which rounds down to 1,111 Restricted Stock Units.

However, if you exchange 1,000 options, you will receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding) because the number of Restricted Stock Units to which you would have been entitled was 111.111, a number below the 1,000 threshold referred to above. If the per share closing price is $2.30 on the Cash Payment Determination Date, you will receive a cash payment of $255.30 (less applicable tax and social insurance contribution withholding), which equals to the fair market value of each restricted stock unit ($2.30 per share) multiplied by the number of restricted stock units you would otherwise be entitled to receive (111). (See Section 2 on page 31.)

Terms Used in This Offer

•

“Cancellation Date” refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be April 14, 2009. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•

“Cash Payment Determination Date” refers to the date when the fair market value of Restricted Stock Units that Eligible Optionees receiving less than 1,000 is determined. We expect that the Cash Payment Determination Date will be April 13, 2009. If the Expiration Date is extended, then the Cash Payment Determination Date will be similarly extended.

•

“Eligible Optionees” refers to all employees of NightHawk (other than our chief executive officer, chief operating officer, chief financial officer and vice president of sales) and all independent contractor physicians who are active service providers at the time of this offer and who remain active service providers through the Cancellation Date and the New Award Grant Date. The non-employee members of our board of directors may not participate in this offer.

•

“Eligible Options” refers to the outstanding and unexercised stock options to purchase our common stock that were granted with an exercise price per share greater than or equal to $7.50, which is approximately 300% of the closing price on March 13, 2009.

•	“Exchanged Options” refers to all options that you exchange pursuant to this offer.

•

“Executive Officers” refers to those officers of NightHawk listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

“Expiration Date” refers to the date that this offer expires. We expect that the Expiration Date will be April 14, 2009 at 9:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•

“New Award Grant Date” refers to the date when Restricted Stock Units will be granted. We expect that the New Award Grant Date will be April 15, 2009. If the Expiration Date is extended, then the New Award Grant Date will be similarly extended.

•

“Offering Period” refers to the period from the commencement of this offer to the Expiration Date. We expect that this period will commence on March 17, 2009 and end at 9:00 p.m., Pacific Time, on April 14, 2009.

•	“Plans” refers to the NightHawk Radiology Holdings, Inc. 2006 Equity Incentive Plan and 2004 Stock Plan.

•	“Restricted Stock Units” refers to the Restricted Stock Units issued pursuant to this offer that replace your Exchanged Options.

Q2.	How do I participate in this offer?

A2.

If you are an Eligible Optionee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must complete an election form and return it to the Stock Plan Administrator via facsimile at

(208) 763-3798 or email at optionexchange@nighthawkrad.net before 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the offer. To obtain an election form, please contact the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on April 14, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you wish to change your election to participate in this offer, you must complete a new election form and return it to the Stock Plan Administrator via facsimile at (208) 763-3798 or email at optionexchange@nighthawkrad.net before 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the offer. To obtain an election form, please contact the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net.

To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options in your election form.

This is a one time offer and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 on page 35.)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are completed, signed and actually received electronically or by facsimile by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form. Responses may be submitted only via facsimile at (208) 763-3798 or email at optionexchange@nighthawkrad.net. Responses submitted by any other means are not permitted. (See Section 4 on page 35.)

Q3.	Why is NightHawk making this offer?

A3.	We believe that this offer will foster retention of valuable employees of NightHawk and its subsidiaries and independent contractor physicians and better align the interests of our service providers and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and other service providers. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Optionees with the opportunity to own Restricted Stock Units that over time may have a greater potential to increase in value. Further, Restricted Stock Units have a greater retention value because they are more certain to provide a return than the underwater options. (See Section 3 on page 33.)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an Eligible Optionee. You are an “Eligible Optionee” if you are at the time of this offer, and you remain an active employee of NightHawk or an independent contractor physician through the Cancellation Date and the New Award Grant Date, and you hold Eligible Options. None of our chief executive officer, chief operating officer, chief financial officer, vice president of sales or the non-employee members of our board of directors may participate in this offer. (See Section 1 on page 31.)

Q5.	Are there circumstances under which I would not be granted Restricted Stock Units?

A5.	Yes. If, for any reason, you are no longer an active service provider of NightHawk on the New Award Grant Date, you will not receive any Restricted Stock Units. Instead, you will keep your current Eligible Options and they will expire in accordance with their terms. If you are a U.S. employee, your employment with NightHawk will remain “at will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 31.)

Moreover, even if we accept your Exchanged Options, we will not grant Restricted Stock Units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting Restricted Stock Units as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 45.)

Finally, if in the aggregate the number of the Restricted Stock Units that you would otherwise be entitled to receive is less than 1,000, then you will not receive Restricted Stock Units with respect to the exchange, but will instead receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding). The fair market value of such Restricted Stock Units will be calculated by multiplying the per share closing price on the Cash Payment Determination Date by the number of Restricted Stock Units that you would otherwise be entitled to receive. We will make such cash payment to you promptly following the New Award Grant Date. The payment will be made through payroll, and to the extent you reside outside the United States, it will be paid to you in local currency. (See Section 2 on page 31.)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. To help you determine your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Options in your election form. (See Section 2 on page 31 and Section 14 on page 46.)

Q7.	How many Restricted Stock Units (or how much cash) will I receive for the options that I exchange?

A7.	For each Eligible Optionee, the number of outstanding options that such Eligible Optionee would surrender for cancellation in exchange for the grant of Restricted Stock Units, or under certain circumstances, cash, is known as the exchange ratio. We established the exchange ratio such that the fair value of the restricted stock units (or cash) issued in exchange for eligible options would be approximately equal to the fair value of such exchanged options (determined using a Black-Scholes model) at the time immediately prior to the initiation of the exchange. Such an approach was intended to ensure the issuance of the restricted stock units (and/or payment of cash) would be roughly accounting expense neutral to NightHawk, which we believe is in the best interests of our stockholders. The exchange ratio will depend on the exercise price of such Eligible Optionee’s Exchanged Options.

Exercise Price of Exchanged Option	Exchange Ratio
$7.50 or more, but less than $10.00	7 to 1
$10.00 or more, but less than $11.00	9 to 1
$11.00 or more, but less than $15.00	12 to 1
$15.00 or more, but less than$22.00	22 to 1
$22.00 or more	30 to 1

For purposes of this offer, including the exchange ratio, the term “Restricted Stock Unit” generally refers to a right to receive one (1) share of our common stock upon vesting. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Exchanged Options, you will be entitled to receive Restricted Stock Units determined by dividing the number of properly tendered Exchanged Options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit on a grant by grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit). (See Section 2 on page 31.)

If in the aggregate the number of the Restricted Stock Units that you would otherwise be entitled to receive is less than 1,000, then you will not receive Restricted Stock Units with respect to the exchange, but will instead receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding). The fair market value of such Restricted Stock Units will be calculated by multiplying the per share closing price on the Cash Payment Determination Date by the number of Restricted Stock Units that you would otherwise be entitled to receive. We will make such cash payment to you promptly following the New Award Grant Date. The payment will be made through payroll, and to the extent you reside outside the United States, it will be paid to you in local currency. We elected to pay cash to those who would be entitled to receive less than 1,000 restricted stock units to mitigate the expense associated with accounting for and administering our equity incentive plan with respect to relatively small share-based awards.

Examples: If you hold options with an exercise price of $10.00 per share, for every nine (9) options you exchange, you will receive one (1) Restricted Stock Unit. Thus, if you exchange 10,000 options with an exercise price of $10.00, you will receive 1,111.111 Restricted Stock Units, which rounds down to 1,111 Restricted Stock Units.

However, if you exchange 1,000 options, you will receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding) because the number of Restricted Stock Units to which you would have been entitled was 111.111, a number below the 1,000 threshold referred to above. If the per share closing price is $2.30 on the Cash Payment Determination Date, you will receive a cash payment of $255.30 (less applicable tax withholding), which equals to the fair market value of each restricted stock unit ($2.30 per share) multiplied by the number of restricted stock units you would otherwise be entitled to receive (111). (See Section 2 on page 31.)

Q8.	Why isn’t the exchange ratio simply one-for-one?

A8.	Our stock option exchange program must balance the interests of both employees and non-employee stockholders. The exchange ratio selected for this offer will decrease the total number of outstanding shares of Company stock subject to our equity awards and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3 on page 33.)

Q9.	When will my Restricted Stock Units vest?

A9.	The Restricted Stock Units will be unvested as of the New Award Grant Date and, with the exception of certain options granted to three employees described below, be subject to new vesting schedules. Vesting on any date is subject to your continued active service to NightHawk or its subsidiaries through each relevant vesting date. The Restricted Stock Units will require a minimum period of two (2) years of continued service for full vesting of the award, even if the Eligible Option you surrendered in exchange for the Restricted Stock Units were fully vested. Subject to the terms of the 2006 Equity Incentive Plan, the Restricted Stock Units will vest yearly with 50% vesting on the first anniversary of the New Award Grant Date and the remaining 50% vesting on the second anniversary of the New Aware Grant Date. (See Section 9 on page 40.)

Three employees in our Cardiac CT Division have been granted Eligible Options that vest upon the achievement of certain performance goals. The vesting with respect to such Eligible Options will remain unchanged.

Cash payments made in lieu of restricted stock units will be fully vested on the New Award Grant Date.

Q10.	If I participate in this offer, do I have to exchange all of my options with an exercise price per share greater than or equal to $7.50, which is approximately 300% of the closing price on March 13, 2009?

A10.	No. You may pick and choose which of your outstanding option grants you wish to exchange. However, we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Q&A 13.) This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 2,000 shares, you may elect to exchange:

•	your first option grant covering the entire remaining 300 shares;

•	your second option grant covering 1,000 shares;

•	your third option grant covering 2,000 shares;

•	two of your three option grants;

•	all three of your option grants; or

•	none of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 31.)

Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Optionee beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Optionee may not be exchanged in this offer (even if legal title to that portion of the option grant is held by you and you are an Eligible Optionee).

For instance, if you are an Eligible Optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. This is your only choice with respect to this option grant. (See Section 2 on page 31.)

Q12.	When will my Exchanged Options be cancelled?

A12.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be April 14, 2009 unless the Offering Period is extended. (See Section 6 on page 37.)

Q13.	Once I surrender my Exchanged Options, is there anything I must do to receive the Restricted Stock Units or cash payment?

A13.	No. Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your Restricted Stock Units or, if applicable, cash payment. We expect that the New Award Grant Date will be April 15, 2009. In order to vest in the shares covered by the new award, you will need to remain an employee or service provider of NightHawk or its subsidiaries through the applicable vesting dates, as described in Q&A 11. We will make any cash payment that you are eligible to receive promptly following the New Award Grant Date. (See Section 1 on page 31.)

Q14.	When will I receive the Restricted Stock Units?

A14.	We will grant the Restricted Stock Units on the New Award Grant Date. We expect the New Award Grant Date will be April 15, 2009. If the Expiration Date is delayed, the New Award Grant Date will be similarly delayed.

We will provide you with your restricted stock unit agreement through your account with E*Trade promptly after the expiration of the offer. You will receive the shares subject to the Restricted Stock Unit award when and if your Restricted Stock Units vests. (See Section 6 on page 37.)

Q15.	Can I exchange shares of NightHawk common stock that I acquired upon exercise of NightHawk options?

A15.	No. This offer relates only to outstanding NightHawk options. You may not exchange shares of NightHawk common stock in this offer. (See Section 2 on page 31.)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be April 14, 2009. (See Section 6 on page 37.)

Q17.	If I receive Restricted Stock Units for Exchanged Options, will the terms and conditions of my Restricted Stock Units be the same as my Exchanged Options?

A17.	No. Restricted Stock Units are a different type of equity award than stock options and therefore, the terms and conditions of the Restricted Stock Units will vary from the terms and conditions of the options that you tendered for exchange. In addition, unless otherwise provided in this offer, the vesting schedule of your Restricted Stock Units will be different from the vesting schedule of your Exchanged Option. If you are an employee outside the U.S., you should carefully review Schedule C and Schedule D attached to this offer for your country of residence to determine whether different terms will apply.

Restricted Stock Units will be granted under our 2006 Equity Incentive Plan. All Restricted Stock Units will be subject to the terms of the 2006 Equity Incentive Plan and to a restricted stock unit agreement between you and NightHawk. The current forms of restricted stock unit agreements for grants made under the 2006 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. If your Eligible Option was not granted under the same stock plan under which your Restricted Stock Units are granted, your Restricted Stock Units may have some additional terms that differ from those that applied to your Eligible Option – for instance, the treatment of awards in the event of a change in control of NightHawk might differ. Please see Section 9 on Page 40 for a fuller discussion of these differences.

Until your Restricted Stock Units vest and you are issued shares in payment for the vested Restricted Stock Units, you will not have any of the rights or privileges of a stockholder of NightHawk with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

In addition, the tax treatment of the Restricted Stock Units will differ significantly from the tax treatment of your options. Please see Q&A 23 and Section 14 on Page 46 and the remainder of this Offer to Exchange, including Schedule C and Schedule D for further details.

Q18.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A18.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, and (iv) retain their current term. (See Section 6 on page 37.)

Q19.	How does NightHawk determine whether an option has been properly tendered?

A19.	We will determine all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options although you may challenge our determination. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4 on page 35.)

Q20.	Will I have to pay taxes if I participate in the offer?

A20.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Award Grant Date. However, you may have taxable income when shares are issued to you upon vesting of Restricted Stock Units, or when you sell your shares. (See Section 14 on page 46.)

Note that the tax treatment of Restricted Stock Units differs significantly from the tax treatment of your options. As a result, if you participate in this offer and receive Restricted Stock Units for Exchanged Options, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 on Page 46 for further information about the general tax consequences associated with your Eligible Options.

If you receive cash payment in lieu of Restricted Stock Units, such cash payment will be deemed compensation to you in 2009.

If you are a citizen or tax resident of a country other than the U.S., the tax and social insurance consequences of participating in this offer may be different for you. Please be sure to read Schedule C and Schedule D attached to this offer for your country of residence which discusses the tax consequences of participating in the offer.

For all employees and independent contractor physicians, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q21.	Will I receive a restricted stock unit agreement?

A21.	Yes. All Restricted Stock Units will be subject to a restricted stock unit agreement between you and NightHawk, as well as to the terms and conditions of our 2006 Equity Incentive Plan. The current forms of restricted stock unit agreements for grants made under the 2006 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. (See Section 9 on page 40.)

Q22.	Are there any conditions to this offer?

A22.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2 on page 31 and Section 7 on page 37.)

Q23.	If you extend the offer, how will you notify me?

A23.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date. (See Section 2 on page 31 and Section 16 on page 47.)

Q24.	How will you notify me if the offer is changed?

A24.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 31 and Section 16 on page 47.)

Q25.	Can I change my mind and withdraw from this offer?

A25.	Yes. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election form at any time until the extended offer expires, electing to retain your Eligible Option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date. (See Section 5 on page 36.)

Q26.	How do I change my election?

A26.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date, you must complete a new election form and return it to the Stock Plan Administrator via facsimile at (208) 763-3798 or email at optionexchange@nighthawkrad.net. To obtain an election form, please contact the Stock Plan Administrator at (208) 415-0558or optionexchange@nighthawkrad.net.

The delivery of all documents is at your risk. NightHawk intends to confirm the receipt of your new election form by e-mail within two (2) U.S. business days of our receipt of it. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may e-mail the Stock Plan Administrator at optionexchange@nighthawkrad.net.

Only election forms that are complete, signed and actually received by NightHawk by the deadline will be accepted. Election forms may be submitted only facsimile or email to the Stock Plan Administrator. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 on page 36.)

Q27.	What if I withdraw my election and then decide again that I want to participate in this offer?

A27.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 30 and Section 4 (See also Q&A 2 and see Section 5 on page 36.)

Q28.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A28.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer may be a challenging one for many employees and independent contractor physicians. The program does carry risk (see “Risks of Participating in the Offer” on page 13 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the Restricted Stock Units or, if applicable, cash, you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 33.)

Q29.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A29.	For additional information or assistance, you should contact the Stock Plan Administrator, at:

NightHawk Radiology Holdings, Inc.
601 Front Avenue, Suite #502
Coeur d’Alene, Idaho 83814
Tel: (208) 415-0558
E-mail: optionexchange@nighthawkrad.net

(See Section 10 on page 43.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedule C and Schedule D discussing the tax consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the Restricted Stock Units or cash that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to the options, it is possible that, at some point in the future, your Exchanged Options would have been economically more valuable than the Restricted Stock Units granted pursuant to this exchange offer. For example, based on the applicable exchange ratio, if you hold an option with an exercise price per share of $10.00, you would receive one (1) option for every nine (9) options. Thus, if you exchange an option grant for 10,000 shares with an exercise price per share of $10.00, you would receive a grant of 1,111 Restricted Stock Units. Assume, for illustrative purposes only, that the price of our common stock increases to $25.00 per share. Under this example, if you had kept and not exchanged your option, exercised and immediately sold the shares at $25.00 per share, you would have realized pre-tax gain of $150,000.00, but if you exchanged your options and sold the shares subject to the Restricted Stock Unit grant, you would realize only a pre-tax gain of $27,750.

If we are acquired by or merge with another company, your cancelled options might be worth more than the Restricted Stock Units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Your Restricted Stock Units will not be vested on the New Award Grant Date.

The Restricted Stock Units will be subject to a vesting schedule. If you do not remain an active employee or service provider with us through the date your Restricted Stock Units vest, you will not receive the shares subject to any Restricted Stock Unit. Instead, your Restricted Stock Unit will expire immediately upon your termination. As a result, you will not receive full value from your Restricted Stock Units.

Tax-Related Risks

Tax effects of Restricted Stock Units for U.S. taxpayers.

If you participate in the offer and receive Restricted Stock Units for Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the New Award Grant Date. However, you generally will have taxable ordinary income when shares are issued to you upon vesting of the Restricted Stock Units, at which time NightHawk generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. You also may have taxable capital gains when you sell the shares underlying the Restricted Stock Unit. Note that the tax treatment of Restricted Stock Units differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 of the Offer to Exchange for a discussion of the general tax consequences associated with options.

Tax-related risks for non-U.S. optionees.

Non-U.S. optionees should carefully review Schedule C and Schedule D attached to this offer for their country of residence to determine whether participation in the offer could trigger any negative tax or social insurance contributions consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Exchange rate risks for non-U.S. optionees.

The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.

Business-Related Risks

We have a relatively short operating history in an emerging market, which makes it difficult to evaluate our business and prospects.

We have a relatively short operating history in an evolving market. As a result, our current business and future prospects are difficult to evaluate. You must consider our business and prospects in light of the risks and difficulties we encounter as an early-stage company in a rapidly evolving market. Some of these risks relate to our potential inability to:

•	effectively manage our business and technology,

•	successfully provide high levels of service quality as we expand the scale of our business,

•	develop new services that complement our existing business,

•

market our services to our customers due to regulatory rules governing reassignment of payments, which could affect our customers’ ability to collect fees for services provided by our affiliated radiologists,

•	acquire additional customers and maintain current customers in a highly competitive environment,

•	effectively manage the integration of companies that we have acquired, or in the future may acquire,

•	manage rapid growth in personnel and operations,

•	effectively manage our medical liability risk, and

•	recruit and retain radiologists and other key personnel.

We may not be able to successfully address these and the other risks described in this report. Failure to adequately do so would harm our business and cause our operating results to suffer. Furthermore, our limited operating history has resulted in historical revenue growth rates that we will not be able to sustain, and therefore will not be indicative of our future results of historical operations. As a result, the price of our common stock could decline.

The market in which we participate is competitive and we expect competition to increase in the future, which will make it more difficult for us to sell our services and may result in pricing pressure, reduced revenue and reduced market share.

The market for professional radiology services and business process services is competitive and rapidly changing, barriers to entry are relatively low, and with the introduction of new technologies and market entrants, we expect competition to intensify in the future. In fact, in recent periods we have experienced an increase in competition from regional providers of services similar to ours. If we fail to compete effectively, our operating results will be harmed. Some of our principal competitors, including our largest competitor, Virtual Radiologic Corporation, offer their services at a lower price, which has resulted and may continue to result in pricing pressure and lost customers. If we are unable to maintain our current pricing or effectively revise the way we compensate our affiliated radiologists, our operating results could be negatively impacted. In addition, pricing pressures and increased competition could result in reduced revenue or reduced profits, either of which could harm our business.

In addition, if companies larger than we are enter the market through internal expansion or acquisition of one of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. These competitors could have established customer relationships and greater financial, technical, sales, marketing and other resources than we do, and may be able to respond more quickly to new or emerging technologies or devote greater resources to the development, promotion and sale of their services. This competition could harm our ability to sell our services, which may lead to lower prices, reduced revenue and, ultimately, reduced market share.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

A key element of our strategy is to pursue strategic acquisitions that are complementary to our business or offer us other strategic benefits. Acquisitions in which we may engage involve numerous risks, including:

•	difficulties or delays in integrating physician compensation models,

•	difficulties in integrating operations, technologies, services and personnel,

•	diversion of financial and management resources from existing operations,

•	risk of entering new markets,

•	potential write-offs of acquired assets,

•	potential loss of key employees, and

•	inability to generate sufficient revenue to offset acquisition costs.

We have in the past experienced, and may experience in the future, these difficulties as we integrate the operations of companies we acquire.

In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. Including the acquisitions of Midwest Physicians Services, LLC, Emergency Radiology Services, LLC, Teleradiology Diagnostic Service, Inc. and The Radlinx Group, Ltd., we have made six acquisitions to date, and our management has experienced challenges in completing acquisitions and integrating acquired businesses with our operations. If we fail to properly evaluate and execute acquisitions, our business and prospects may be harmed.

If our arrangements with our affiliated radiologists or our customers are found to violate state laws prohibiting the corporate practice of medicine or fee splitting, our business, financial condition and our ability to operate in those states could be adversely impacted.

The laws of many states, including states in which our customers are located, prohibit us from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into agreements with our affiliated radiologists pursuant to which the radiologists render professional medical services. In addition, we enter into agreements with our customers to deliver professional radiology interpretation services in exchange for a service fee. We structure our relationships with our affiliated radiologists and our customers in a manner that we believe is in compliance with prohibitions against the corporate practice of medicine and fee splitting. If any state regulatory or similar authority determines that we are engaged in the corporate practice of medicine or that the payment of service fees to us by our customers constitutes fee splitting, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our affiliated radiologists to comply with these statutes, could eliminate customers located in certain states from the market for our services, which would have a materially adverse effect on our business, financial condition and operations.

We may be unable to successfully expand our services beyond the off-hours emergency radiology market.

We have historically focused our business on providing emergency radiology services during the hours of 5:00 p.m. to 8:00 a.m. and 24 hours per day on weekends and holidays. In 2006, we expanded our hours of service to 24 hours, 7 days a week and began offering final reads and sub-specialty services, including cardiac imaging services, to enhance our service offerings to our customers. In addition, we acquired Midwest Physician Services, LLC to expand our suite of solutions that we offer to radiology groups. A key part of our strategy to offset the moderation of growth in our provision of preliminary reads involves providing final reads and sub-specialty services; however, our efforts to provide these final reads and sub-specialty services, or any other services beyond our current services offerings and radiology solutions, may not result in significant revenue growth for us. In addition, efforts to expand our services into these new markets may divert management resources from existing operations and require us to commit significant financial resources to an unproven business. To support these service offerings, we have recently opened two additional centralized reading centers in San Francisco, California and Austin, Texas, similar to our facilities in Sydney, Australia and Zurich, Switzerland. If we are unable to effectively and profitably expand our offerings in these areas, our business, financial condition and results of operations could be adversely affected.

If our affiliated radiologists are characterized as employees, we would be subject to employment and withholding liabilities and may be subject to prohibitions against the corporate practice of medicine.

We structure our relationships with our affiliated radiologists in a manner that we believe results in an independent contractor relationship, not an employee relationship. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that our affiliated radiologists are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships, if the Internal Revenue Service (or other state, federal or foreign courts) were to determine that our affiliated radiologists are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes and to pay unemployment and other related payroll taxes, would be liable for unpaid past taxes by our affiliated radiologists and may be subject to penalties, all of which may materially harm our business and operating results. In connection with its audit of our tax filing for the 2006 tax year, the Internal Revenue Service indicated that their preliminary finding would be that our affiliated radiologists should be characterized as employees as opposed to independent contractors. Although we would expect to appeal such a finding, we cannot provide assurances that such an appeal would be successful.

Our growth strategy depends on our ability to recruit and retain qualified radiologists and other skilled personnel. If we are unable to do so, our future growth would be limited and our business and operating results would be harmed.

Our success is dependent upon our continuing ability to recruit and retain qualified radiologists. An inability to recruit and retain radiologists would have a material adverse effect on our ability to grow and would adversely affect our results of operations. We face competition for radiologists from other healthcare providers, including radiology groups, research and academic institutions, government entities and other organizations.

In addition to recruiting radiologists, we must identify, recruit and retain skilled executive, technical, administrative, sales, marketing and operations personnel for our headquarters in Coeur d’Alene, Idaho. Competition for highly qualified and experienced personnel is intense due to the limited number of people available with the necessary skills. In addition, Coeur d’Alene has a relatively small pool of potential employees with the skills that we require, and is a small city in a relatively rural part of the country, making it difficult for us to recruit employees from larger metropolitan areas of the country. Failure to attract and retain the necessary personnel would inhibit our growth and harm our business.

We have been subject to medical liability claims and may become subject to additional claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

Our business entails the risk of medical liability claims against our affiliated radiologists and us. We or our affiliated radiologists are subject to ongoing medical liability claims in the ordinary course of business. Although we maintain medical liability insurance for ourselves and our affiliated radiologists with coverage that we believe is appropriate in light of the risks attendant to our business, successful medical liability claims could result in substantial damage awards which exceed the limits of our insurance coverage. In addition, medical liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we continue to grow our final and sub-specialty services. As a result, adequate medical liability insurance may not be available to our affiliated radiologists or us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our affiliated radiologists from our operations, which could adversely affect our operations and financial performance. In addition, any claims might adversely affect our business or reputation.

We indemnify our radiology group and hospital customers against damages or liabilities that they may incur as a result of the actions of our affiliated radiologists or us. We also indemnify some of our affiliated radiologists against medical liability claims. Our indemnification obligations are typically payable only to the extent that damages incurred are not covered by insurance.

We have also assumed and succeeded to substantially all of the obligations of the businesses that we have acquired. Medical liability claims may be asserted against us for events that occurred prior to these acquisitions. In connection with our acquisitions, the sellers of the businesses that we have acquired have agreed to indemnify us for certain claims. However, we may not be able to collect payment under these indemnity agreements, which could affect us adversely.

If our customers terminate their agreements with us or if our customers’ businesses materially decline, our financial condition and operating results could be adversely affected.

Our revenue is derived primarily from fee-for-service billings to our radiology group customers. Our agreements with our customers generally provide for one-year terms and automatically renew for successive one-year terms unless terminated by our customers or us upon 30 days prior notice. Our customers may elect not to renew their contracts with us, they may seek to renegotiate the terms of their contracts or they may choose to reduce or eliminate our services. If our arrangements with our customers are canceled, or are not renewed or replaced with other arrangements having at least as favorable terms, our business, financial condition and results of operations could be adversely affected. In addition, if our radiology group customers’ agreements with the hospitals that they serve are terminated, or if our radiology group customers’ businesses begin to decline for other reasons (such as a material increase in the rate of uninsured patients or uncollectible accounts), our business, financial condition and results of operations could be adversely affected. For example, substantially all of our business process services revenue is generated from St. Paul Radiology, P.A. If the business of St. Paul Radiology, P.A. were to decline significantly or St. Paul Radiology, P.A. were to experience a material increase in uncollectible accounts, the revenue that we generate from the business process services that we provide would be adversely affected which, in turn, could adversely affect our business, financial condition and results of operation.

If our security measures are breached and unauthorized access is obtained to patient or customer data, we may face liabilities and our system may be perceived as not being secure, causing customers to curtail or stop using our services, which could lead to a decline in revenues.

We are required to implement administrative, physical and technological safeguards to ensure the security of the patient data that we create, process or store. These safeguards may fail to ensure the security of patient or customer data, thereby subjecting us to liability, including civil monetary penalties and possible criminal penalties. If our security measures are breached, whether as a result of third party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to patient or customer data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access to systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures.

Enforcement of federal and state laws regarding privacy and security of patient information may adversely affect our business, financial condition or operations.

The use and disclosure of certain healthcare information by healthcare providers and their business associates have come under increasing public scrutiny. Federal standards under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, establish rules concerning how individually-identifiable health information may be used, disclosed and protected. Historically, state law has governed confidentiality issues and HIPAA preserves these laws to the extent they are more protective of a patient’s privacy or provide the patient with more access to his or her health information. As a result of the implementation of the HIPAA regulations, many states are considering revisions to their existing laws and regulations that may or may not be more stringent or burdensome than the federal HIPAA provisions. We must operate our business in a manner that complies with all applicable laws, both federal and state and that does not jeopardize the ability of our customers to comply with all applicable laws to which they are subject. We believe that our operations are consistent with these legal standards. Nevertheless, these laws and regulations present risks for healthcare providers and their business associates that provide services to patients in multiple states. Because few of the state laws and regulations have been interpreted by government regulators or courts, our interpretations and activities may be challenged. If a challenge to our activities is successful, it could have an adverse effect on our operations, may require us to forgo relationships with customers in certain states, and may restrict the territory available to us to expand our business. In addition, even if our interpretations of HIPAA and other federal and state laws and regulations are correct, we could be held liable for unauthorized uses or disclosures of patient information as a result of inadequate systems and controls to protect this information or due to the theft of information by unauthorized computer programmers who penetrate our network security.

Future changes in healthcare regulation are difficult to predict and may constrain or require us to restructure our operations, which could negatively impact our business and operating results.

The healthcare industry is heavily regulated and subject to frequent changes in governing laws and regulations as well as to evolving administrative interpretations. Our business could be adversely affected by regulatory changes at the federal or state level that impose new requirements for licensing, new restrictions on reimbursement for medical services by government programs, new pretreatment certification requirements for patients seeking radiology procedures, or new limitations on services that can be performed by us. In addition, federal, state and local legislative bodies have adopted and continue to consider medical cost containment legislation and regulations that have restricted or may restrict reimbursement to entities providing services in the healthcare industry and referrals by physicians to entities in which the physicians have a direct or indirect financial interest or other relationship. For example, Medicare has adopted a regulation that limits reimbursement for the technical component when for multiple diagnostic tests are performed during a single session at medical facilities other than hospitals. Any of these or future reimbursement regulations or policies could limit the number of diagnostic tests our customers order and could have a material adverse effect on our business.

Although we monitor legal and regulatory developments and modify our operations from time to time as the regulatory environment changes, we may not be able to adapt our operations to address every new regulation, and such regulations may adversely affect our business. In addition, although we believe that we are operating in compliance with applicable federal and state laws, our business operations have not been scrutinized or assessed by judicial or regulatory agencies. We cannot assure you that a review of our business by courts or regulatory authorities would not result in a determination that adversely affects our operations or that the healthcare regulatory environment will not change in a way that will restrict our operations.

Our growth and our continued operations could strain our personnel, management and infrastructure resources, which may harm our business.

In recent periods, we have experienced rapid growth in our headcount and operations, which has placed, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. We also anticipate that further growth will be required to address increases in the scope of our operations and size of our customer base. Our success will depend in part upon the ability of our senior management team to manage this growth.

In particular, our operations and our ability to provide professional services to our customers in a timely manner depend on the efficient performance of our information systems and related processes. We have determined that in order to effectively satisfy our customers’ needs, our systems and related processes require improvement. Such improvements will require capital investments and, if we are not able to effectively manage the implementation of such improvements, customer satisfaction with our services may suffer.

In addition, to effectively manage our anticipated growth, we will need to continue to improve our operational, financial and management processes and controls and our reporting systems and procedures. The additional headcount we may add and the capital investments we are making will increase our costs, which will make it more difficult for us to offset any future revenue shortfalls by offsetting expense reductions in the short term. If we fail to successfully manage our growth and our operations as a publicly-traded company, our business and operating results will be harmed.

Our operating results are subject to seasonal fluctuation, which makes our results difficult to predict and could cause our performance to fall short of quarterly expectations.

Historically, we have experienced increased demand for and revenues from our services during the second and third fiscal quarters of each year. We believe that these increases are a result of increased outdoor and transportation activities during summer months. During the first and fourth quarters of each fiscal year, when weather conditions are colder for a large portion of the United States, we have historically experienced relatively lower revenues than those experienced during the second and third quarters. We may or may not continue to experience this or other seasonality in the future. These seasonal factors may lead to unpredictable variations in our quarterly operating results and cause the trading price of our common stock to decline. Additionally, our ability to schedule adequate radiologist coverage during the seasonal period of increased demand for our services may affect our ability to provide appropriate turnaround times in our services to clients.

Interruptions or delays in our information systems or in network or related services provided by third-party suppliers could impair the delivery of our services and harm our business.

Our operations depend on the uninterrupted performance of our information systems, which are substantially dependent on systems provided by third parties over which we have little control. Failure to maintain reliable information systems, or disruptions in our information systems could cause disruptions and delays in our business operations which could have a material adverse effect on our business, financial condition and results of operations.

We rely on broadband connections provided by third party suppliers to route digital images from hospitals in the United States to our facilities in Australia, Switzerland and the United States. Any interruption in the availability of the network connections between the hospitals and our reading facilities would reduce our revenue and profits. Frequent or persistent interruptions in our services could cause permanent harm to our reputation and brand and could cause current or potential customers to believe that our systems are unreliable, leading them to switch to our competitors. Because our customers may use our services for critical healthcare services, any system failures could result in damage to our customers’ businesses and reputation. These customers could seek significant compensation from us for their losses, and our agreements with our customers do not limit the amount of compensation that they may receive. Any claim for compensation, even if unsuccessful, would likely be time consuming and costly for us to resolve.

Although our systems have been designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences, they remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, break-ins, sabotage, and acts of vandalism. In addition, the connections from hospitals to our reading facility in Australia rely on two cables that link the west coast of the United States with Australia. Despite any precautions that we may take, the occurrence of a natural disaster or other unanticipated problems at our reading facilities or in the networks that connect our reading facilities with our hospitals could result in lengthy interruptions in our services. We do not carry business interruption insurance to protect us against losses that may result from interruptions in our service as a result of system failures.

Hospital privileging requirements or physician licensure laws may limit our market, and the loss of hospital privileges or state medical licenses held by our affiliated radiologists could have a material adverse affect on our business, financial condition and results of operations.

Each of our affiliated radiologists must be granted privileges to practice at each hospital from which the radiologist receives radiological images and must hold a license in good standing to practice medicine in the state in which the hospital is located. The requirements for obtaining and maintaining hospital privileges and state medical licenses vary significantly among hospitals and states. If a hospital or state restricts or impedes the ability of physicians located outside of the United States to obtain privileges or a license to practice medicine at that hospital or in that state, the market for our services could be reduced. In addition, any loss of existing privileges or medical licenses held by our affiliated radiologists could impair our ability to serve our existing customers and have a material adverse affect on our business, financial condition and results of operations.

Medicare and Medicaid rules governing reassignment of payments could affect our customers’ ability to collect fees for services provided by our affiliated radiologists and our ability to market our services to our customers.

The majority of our customers are radiology practices. These customers, and not us, typically bill and receive payments from Medicare and/or Medicaid for professional services which were either performed by our affiliated radiologists that are U.S.-based or performed by the customer’s radiologist after submission of the preliminary reads provided by our affiliated radiologists. Medicare and Medicaid generally prohibit a physician who performs a covered medical service from “reassigning” to anyone else (including to other physicians) the performing physician’s right to receive payment directly from Medicare or Medicaid, except in certain circumstances. We believe that the services provided by our affiliated radiologists satisfy one or more of the exceptions to this prohibition, but the various Medicare carriers and state Medicaid authorities may interpret these exceptions differently than we do. Because Medicare and Medicaid payments may comprise a significant portion of the total payments received by our customers for the services of our U.S.-based affiliated radiologists, if it were determined that we do not qualify for an exception, our customers could be prohibited from billing Medicare and/or Medicaid for the services of our U.S.-based affiliated radiologists and this would cause a material adverse effect on our ability to market our services and on our business and results of operations. Future laws or regulations, moreover, may require that we bill Medicare or Medicaid directly for new services we provide to our customers. Should this occur, we would either be required to forgo business with such customers or be required to design, develop and implement an appropriate recordkeeping and billing system to bill Medicare and Medicaid.

Medicare reimbursement rules currently provide that the proper Medicare carrier to pay physician claims is the Medicare carrier for the region in which the physician or practice providing the service is located, rather than the Medicare carrier for the region in which the patient receiving the services is located. Many of our affiliated radiologists are located in a Medicare region that is different from the Medicare region in which the patient and treating hospital are located. Since it is incumbent on our customers to file with the proper Medicare carrier in order to receive payment, it may be necessary for our customers to enroll with additional Medicare carriers in order to properly submit claims for reimbursement. To the extent that our customers are unwilling or unable to do so, they may be unwilling to use our services unless we were to submit the claims. Should this occur, we would either be required to forgo business with such customers or be required to design, develop and implement an appropriate recordkeeping and billing system to bill Medicare and Medicaid. The Center for Medicare and Medicaid Services, or CMS, recently proposed amending the reimbursement rules to provide for reimbursement by the Medicare carrier for the region in which the patient and hospital are located regardless of the location of the physician. If adopted, the amended reimbursement rules would eliminate the need for our customers to enroll with additional Medicare carriers.

Changes in the rules and regulations governing Medicare’s and Medicaid’s payment for medical services could affect our revenues, particularly with respect to final reads.

Although most reads we provide are preliminary reads rather than final reads, we are providing an increasing number of final and sub-specialty reads and cardiac imaging services. Cost containment pressures on Medicare and Medicaid could result in a reduction in the amount that the government will pay for these reads, which could cause pricing pressure on our services. Should that occur, we could be required to lower our prices, or our customers could elect to provide the reads themselves or obtain such services from one of our competitors, and not utilize the services of our affiliated radiologists, which would have a material adverse effect on our business, results of operations and financial condition.

We may be subject to less favorable levels of payment based upon third party payor fee schedules.

Many patients are covered by some form of private or government health insurance or other third party payment program. Third party payors generally establish fee schedules or other payment authorization methods for various procedures that govern which procedures will be reimbursed by the third party payors and the amount of reimbursement. To the extent that such schedules impact the rates at which third party payors are willing to pay the healthcare providers with whom we contract to provide imaging services, we are indirectly impacted by such fee schedules. However, if we were to negotiate direct payment arrangements with third party payors in the future, we would be directly impacted by such schedules. In addition, there is no guarantee that Medicare, state Medicaid programs, or commercial third party payors will continue to cover professional radiology services. For example, in some states, the Medicaid program budgets have been either cut or funds diverted to other programs, which have resulted in limiting the enrollment of participants. This has resulted in an increasing number of bankruptcies and difficulty in collecting accounts receivable at hospitals in certain states. Any reduction or elimination in coverage for our services could adversely impact our business.

Our business could be materially affected if a U.S. Department of Health & Human Services Office of Inspector General study results in a recommendation that Medicare only pay for reads performed contemporaneously in an emergency room setting.

In its Fiscal Year 2009 Work Plan, the U.S. Department of Health & Human Services Office of Inspector General, or HHS-OIG, indicated that it would conduct a study and issue a report assessing the appropriateness of Medicare billings for diagnostic tests performed in hospital emergency rooms. Part of the assessment may include a determination as to whether the tests were read contemporaneously with the patient’s treatment. It is possible that, in the final report, the HHS-OIG could recommend to CMS that it change its reimbursement rules to clearly indicate that CMS will only pay for reads performed contemporaneously with a patient’s treatment by a physician located within the United States. If CMS were to adopt this recommendation, final reads may no longer be eligible for reimbursement if performed by a physician other than the one who performed the preliminary read. In turn, if our customers were no longer able to be reimbursed for certain final reads, our customers may seek alternative arrangements for the performance of their preliminary reads, which could adversely impact our business.

Changes in the healthcare industry or litigation reform could reduce the number of diagnostic radiology procedures ordered by physicians, which could result in a decline in the demand for our services, pricing pressure and decreased revenue.

Changes in the healthcare industry directed at controlling healthcare costs and perceived over-utilization of diagnostic radiology procedures could reduce the volume of radiological procedures performed. For example, in an effort to contain increasing imaging costs, some managed care organizations and private insurers are instituting pre-authorization policies which require physicians to pre-clear orders for diagnostic radiology procedures before those procedures can be performed. If pre-clearance protocols are broadly instituted throughout the healthcare industry, the volume of radiological procedures could decrease, resulting in pricing pressure and declining demand for our services. In addition, it is often alleged that many physicians order diagnostic procedures even when the procedures may have limited clinical utility in large part to establish a record for defense in the event of a medical liability claim. Changes in tort law could reduce the number of radiological procedures ordered for this purpose and therefore reduce the total number of radiological procedures performed each year, which could harm our operating results.

We may not have adequate intellectual property rights in our brand, which could limit our ability to enforce such rights.

Our success depends in part upon our ability to market our services under the “NightHawk” brand. However, we believe that the term “NightHawk” cannot be afforded trademark protection as it is a generic term used to describe the provision of off-hours radiology services. Other than “DayHawk,” we have not secured registrations of our other marks. Other businesses may have prior rights in the brand names that we market under or in similar names, which could limit or prevent our ability to use these marks, or to prevent others from using similar marks. If we are unable to prevent others from using our brand names, or if others prohibit us from using them, our revenue could be adversely affected. Even if we are able to protect our intellectual property rights in such brands, we could incur significant costs in doing so.

Any failure to protect our intellectual property rights in our workflow technology could impair its value and our competitive advantage.

We rely heavily on our proprietary workflow technology to distribute radiological images to the appropriately licensed and privileged radiologist best able to provide the necessary clinical insight in the least amount of turnaround time. If we fail to protect our intellectual property rights adequately, our competitors may gain access to our technology, and our business may be harmed. We currently do not hold any patents with respect to our technology. Although we have filed an application for a patent covering our workflow technology, we may be unable to obtain patent protection for this technology. In addition, any patents we may obtain may be challenged by third parties. Accordingly, despite our efforts, we may be unable to prevent third parties from using or misappropriating our intellectual property.

We may in the future become subject to intellectual property rights claims, which could harm our business and operating results.

The information technology industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As an example, we are aware that on July 31, 2007, Merge eMed, Inc., or Merge, filed a complaint against another teleradiology provider, Virtual Radiologic Corporation, or VRC, alleging that VRC has infringed on certain of Merge’s patents relating to teleradiology. In connection with that litigation, VRC filed a Request for Reexamination with the U.S. Patent and Trademark Office, or US PTO, which asks the US PTO to re-examine the validity of the patents at issue. Based solely upon publicly available information from VRC, we understand that, in August 2008, the US PTO ruled invalid all of the claims in the patents upon which Merge had sued VRC. While we are not currently a party to any litigation, if Merge or another third party asserts that our technology violates that third-party’s proprietary rights, or if a court holds that our technology violates such rights, we may be required to re-engineer our technology, obtain licenses from third parties to continue using our technology without substantial re-engineering or remove the infringing functionality or feature. In addition, we may incur substantial costs defending any such claim. We may also become subject to damage awards, which could cause us to incur additional losses and harm our financial position.

Monitoring potential infringement of and defending or asserting our intellectual property rights may entail significant expense. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner.

Our success depends largely upon the continued services of our executive officers, particularly David Engert, our newly-appointed President & Chief Executive Officer, Tim Murnane, our Chief Operating Officer, and David Sankaran, our Chief Financial Officer. The loss of any of these executive officers could have a material adverse effect on our business, financial condition, results of operations and the trading price of our common stock. The search for replacements for any of our executives could be time consuming and could distract our management team from the day-to-day operations of our business.

If we fail to implement and maintain an effective system of internal controls, we may not be able to report our financial results in an accurate or timely manner, prevent fraud or comply with Section 404 of the Sarbanes-Oxley Act of 2002, which may harm our business and affect the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports in a timely manner and to prevent fraud. We cannot assure you that we will maintain an effective system of internal controls in the future. If we fail to adequately staff and train our accounting and finance personnel to meet the demands of operating as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or fail to maintain adequate internal controls, any resulting material weakness in internal controls could prevent our management from concluding the internal controls are effective and impair our ability to prevent material misstatements in our financial statements, which could cause our business to suffer. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements in a timely manner or prevent fraud may negatively affect the trading price of our stock or result in stockholder litigation.

We may be unable to enforce non-compete agreements with our affiliated radiologists.

Our independent contractor agreements with our affiliated radiologists typically provide that the radiologists may not compete with us for a period of time, typically one year, after the agreements terminate. These covenants not to compete are enforceable to varying degrees from jurisdiction to jurisdiction. In most jurisdictions, a covenant not to compete will be enforced only to the extent that it is necessary to protect the legitimate business interest of the party seeking enforcement, that it does not unreasonably restrain the party against whom enforcement is sought and that it is not contrary to the public interest. This determination is made based upon all the facts and circumstances of the specific case at the time enforcement is sought. It is unclear whether our interests will be viewed by courts as the type of protected business interest that would permit us to enforce a non-competition covenant against the radiologists. A determination that these provisions are not enforceable could have a material adverse effect on us.

Enforcement of state and federal anti-kickback laws may adversely affect our business, financial condition or operations.

Various federal and state laws govern financial arrangements among healthcare providers. The federal anti-kickback law prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or with the purpose to induce, the referral of Medicare, Medicaid, or other federal healthcare program patients, or in return for, or with the purpose to induce, the purchase, lease or order of items or services that are covered by Medicare, Medicaid, or other federal healthcare programs. Similarly, many state laws prohibit the solicitation, payment or receipt of remuneration in return for, or to induce the referral of patients in private as well as government programs. Violation of these anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities and/or exclusion from participating in federal or state healthcare programs. If we are excluded from federal or state healthcare programs, our customers who participate in those programs would not be permitted to continue doing business with us. We believe that we are operating in compliance with applicable law and believe that our arrangements with providers would not be found to violate the anti-kickback laws. However, these laws could be interpreted in a manner inconsistent with our operations.

Because our customers submit claims to the Medicare program based on the services we provide, it is possible that a lawsuit could be brought against us or our customers under the federal False Claims Act, and the outcome of any such lawsuit could have a material adverse effect on our business, financial condition and operations.

The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The government has taken the position that claims presented in violation of the federal anti-kickback law may be considered a violation of the Federal False Claims Act. The Federal False Claims Act further provides that a lawsuit brought under that act may be initiated in the name of the United States by an individual who was the original source of the allegations, known as the relator. Actions brought under the Federal False Claims Act are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government and the court. Therefore, it is possible that lawsuits have been filed against us that we are unaware of or which we have been ordered by the court not to discuss until the court lifts the seal from the case. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person. We believe that we are operating in compliance with the Medicare rules and regulations, and thus, the Federal False Claims Act. However, if we were found to have violated certain rules and regulations and, as a result, submitted or caused our customers to submit allegedly false claims, any sanctions imposed under the Federal False Claims Act could result in substantial fines and penalties or exclusion from participation in federal and state healthcare programs which could have a material adverse effect on our business and financial condition.

Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and regulations, including laws and regulations that govern our activities and the activities of teleradiologists. These increased enforcement activities may have a direct or indirect adverse affect on our business, financial condition and results of operations.

Additionally, some state statutes contain prohibitions similar to and possibly even more restrictive than the Federal False Claims Act. These state laws may also empower state administrators to adopt regulations restricting financial relationships or payment arrangements involving healthcare providers under which a person benefits financially by referring a patient to another person. We believe that we are operating in compliance with these laws. However, if we are found to have violated such laws, our business, results of operations and financial condition would be harmed.

Changes in the governmental interpretation or enforcement of the federal prohibition on physician self-referral may adversely affect our business, financial conditions or operations.

The federal “Stark Law” prohibits a physician from referring Medicare or Medicaid patients for the provision of designated health services by an entity in which the physician has an investment interest or with which the physician has entered into a compensation arrangement. “Designated health services” include both the professional and technical components of diagnostic tests using X-rays, ultrasound or other imaging services, CT, MRI, radiation therapy and diagnostic mammography services. Violation of the Stark Law may result in substantial civil penalties and/or exclusion from participation in federal health care programs for both the referring physicians and any entities that submit technical and/or professional component claims for any diagnostic tests ordered by those referring physicians. We believe that we have structured our arrangements between our affiliated radiologists and our customers in a manner that complies with applicable law. However, this law could be interpreted in a manner inconsistent with our arrangements.

The trading price of our common stock has been volatile and will likely remain volatile.

The trading prices of many newly publicly-traded companies are highly volatile, particularly companies such as ours that have limited operating histories. Since our initial public offering in February 2006, the trading price of our common stock has been subject to wide fluctuations. Factors that will continue to affect the trading price of our common stock include:

•	variations in our operating results,

•	announcements of new services, strategic alliances or significant agreements by us or by our competitors,

•	recruitment or departure of key personnel,

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that follow our common stock, and

•	market conditions in our industry, the industries of our customers and the economy as a whole.

In addition, if the market for healthcare stocks or healthcare services or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

If securities analysts do not publish research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about us. There are many large, publicly-traded companies active in the healthcare services industry, which may mean it will be less likely that we receive widespread analyst coverage. Furthermore, if one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Our executive officers, directors, current five percent or greater stockholders and affiliated entities collectively own a relatively large percentage of the outstanding shares of our common stock. As a result, these stockholders, acting together, will have control over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

Adverse changes in general economic conditions could adversely affect our operating results.

Our success depends upon our ability to continue to provide our services to our customers and the willingness of our customers to engage us for these services. The willingness and ability of our customers to engage us for our services depends upon a number of factors, including broader economic conditions and perceptions of such conditions by our customers. Adverse changes in the broader U.S. economy may have an adverse impact on the behavior of our customers and the extent to which they will be willing to engage us for our services. In addition, we may experience difficulty collecting accounts receivable in a timely manner, or at all, if our customers are adversely affected by prevailing economic conditions. Any of these factors could, in turn, have a material adverse effect on our business, financial condition, results of operations and cash flows.

A change in our customer composition may impact our collection rates.

An increasing number of our customers are hospitals or hospital groups. As changes occur in general economic conditions, hospitals may be required to modify their budgets and/or move funds to other programs as directed by their management or changes in government funding. Recently, we have noticed an increasing number of hospitals becoming insolvent as government funds decrease to hospitals in certain states. If this trend continues and impacts our customers, our collection rates may decrease and our bad debt expense increase which, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to foreign currency exchange risks, which could harm our business and operating results.

We maintain significant operations in Australia and Switzerland, and are exposed to adverse changes in exchange rates associated with the expenses of our operations in these countries. However, we do not currently engage in any hedging transactions to mitigate these risks. Although from time to time we review our foreign currency exposure and evaluate whether we should enter into hedging transactions, we may not adequately hedge against any future volatility in currency exchange rates and, if we engage in hedging transactions, the transactions will be based on forecasts which later may prove to be inaccurate. Any failure to hedge successfully or anticipate currency risks properly could adversely affect our operating results.

In addition, a third of our affiliated radiologists live in Australia and Switzerland, but receive compensation from us in U.S. dollars. Any relative weakness in the U.S. dollar compared to the Australian dollar or Swiss franc may increase the cost of living for our affiliated radiologists and make it less attractive for our affiliated radiologists to sign or renew their service contracts with us.

Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time,

•	provide that directors may only be removed “for cause,”

•	authorize the issuance of “blank check” preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt,

•	eliminate the ability of our stockholders to call special meetings of stockholders,

•	prohibit stockholder action by written consent, which has the effect of requiring all stockholder actions to be taken at a meeting of stockholders,

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws, and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

THE OFFER

1.	Eligibility.

You are an “Eligible Optionee” if you are an active employee or independent contractor physician of NightHawk as of the date of this offer and you remain an active service provider of NightHawk or a successor entity through the Cancellation Date and the New Award Grant Date. None of our chief executive officer, chief operating officer, chief financial officer, vice president of sales or the non-employee members of our board of directors may participate in this offer. Our directors and Executive Officers are listed on Schedule A of this Offer to Exchange.

To receive a grant of Restricted Stock Units or cash payment in lieu thereof, you must remain an active service provider of NightHawk or a successor entity through the New Award Grant Date. If you do not remain an active service provider by NightHawk or a successor entity through the New Award Grant Date, you will keep your current Eligible Options and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the New Award Grant Date is expected to be April 15, 2009, unless a different (later) grant date will be required under local law. If you are a U.S. employee, your employment with NightHawk will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your Restricted Stock Units, you must remain an employee or other service provider through each relevant vesting date.

2.	Number of Restricted Stock Units; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by Eligible Optionees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be options granted with an exercise price per share greater than or equal to $7.50, which is approximately 300% of the closing price on March 13, 2009.

You may choose which of your Eligible Option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange certain of your Eligible Options, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

•	your first option grant covering the entire remaining portion of 300 shares;

•	your second option grant covering 1,000 shares;

•	your third option grant covering 2,000 shares;

•	two of your three option grants;

•	all three of your option grants; or

•	none of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an Eligible Optionee. Any such portion of an option grant may not be exchanged in this offer (even if title to that portion of the option grant is held by an Eligible Optionee). However, the portion beneficially owned by the Eligible Optionee may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an Eligible Optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. These are your only choices with respect to this option grant.

Eligible Options exchanged for Restricted Stock Units.

For each Eligible Optionee, the number of outstanding options that such Eligible Optionee would surrender for cancellation in exchange for the grant of Restricted Stock Units or, if applicable, cash, is known as the exchange ratio. We established the exchange ratio such that the fair value of the restricted stock units (or cash) issued in exchange for eligible options would be approximately equal to the fair value of such exchanged options (determined using a Black-Scholes model) at the time immediately prior to the initiation of the exchange. Such an approach was intended to ensure the issuance of the restricted stock units (and/or payment of cash) would be roughly accounting expense neutral to NightHawk, which we believe is in the best interests of our stockholders. The exchange ratio will depend on the exercise price of such Eligible Optionee’s Exchanged Options.

Exercise Price of Exchanged Option	Exchange Ratio
$7.50 or more, but less than $10.00	7 to 1
$10.00 or more, but less than $11.00	9 to 1
$11.00 or more, but less than $15.00	12 to 1
$15.00 or more, but less than $22.00	22 to 1
$22.00 or more	30 to 1

For purposes of this offer, including the exchange ratio, the term “Restricted Stock Unit” generally refers to a right to receive one (1) share of our common stock upon vesting. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Exchanged Options, you will be entitled to receive Restricted Stock Units determined by dividing the number of properly tendered Exchanged Options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit on a grant by grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit).

If in the aggregate the number of the Restricted Stock Units that you would otherwise be entitled to receive is less than 1,000, then you will not receive Restricted Stock Units with respect to the exchange, but will instead receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding), which is the day prior to the Expiration Date. The fair market value of such Restricted Stock Units will be calculated by multiplying the per share closing price on the Cash Payment Determination Date by the number of Restricted Stock Units that you would otherwise be entitled to receive. We will make such cash payment to you promptly following the New Award Grant Date, which is the day after the Expiration Date. The payment will be made through payroll, and to the extent you reside outside the United States, it will be paid to you in local currency. We elected to pay cash to those who would be entitled to receive less than 1,000 restricted stock units to mitigate the expense associated with accounting for and administering our equity incentive plan with respect to relatively small share-based awards.

Examples: If you hold options with an exercise price of $10.00 per share, for every nine (9) options you exchange, you will receive one (1) Restricted Stock Unit. Thus, if you exchange 10,000 options with an exercise price of $10.00, you will receive 1,111.111 Restricted Stock Units, which rounds down to 1,111 Restricted Stock Units.

However, if you exchange 1,000 options, you will receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the Cash Payment Determination Date (less applicable tax and social insurance contribution withholding) because the number of Restricted Stock Units to which you would have been entitled was 111.111, a number below the 1,000 threshold referred to above. If the per share closing price is $2.30 on the Cash Payment Determination Date, you will receive a cash payment of $255.30 (less applicable tax withholding), which equals to the fair market value of each restricted stock unit ($2.30 per share) multiplied by the number of restricted stock units you would otherwise be entitled to receive (111).

All Restricted Stock Units will be subject to the terms of our 2006 Equity Incentive Plan, and to a restricted stock unit agreement entered into between you and NightHawk. The current form of restricted stock unit agreement under the 2006 Equity Incentive Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. If you are a service provider outside the U.S., you may receive a different restricted stock unit agreement to comply or facilitate compliance with local law.

The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of valuable employees of NightHawk and its subsidiaries and independent contractor physicians and better align the interests of our service providers and non-service provider stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Optionees with the opportunity to own Restricted Stock Units that over time may have greater potential to increase in value. Further, Restricted Stock Units have a greater retention value because they are more certain to provide a return than the underwater options.

We chose to make this offer instead of simply granting more options for a number of reasons. This offer is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratio used in this offer is designed to help accomplish this goal. Further, NightHawk does not have authority to grant a sufficient number of stock options to make grants to employees and other service providers that would achieve the same benefits to employees and other service providers and stockholders that this program does, while allowing NightHawk to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize service provider performance and grant options to newly hired service providers. We believe structuring the program in this manner is in the best interests of employees of NightHawk and its subsidiaries and stockholders to give incentive to our service providers with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving NightHawk;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the NASDAQ Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. To participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on April 14, 2009:

If you are an Eligible Optionee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the website for this offer, which is located at http://intranet.nighthawkrad.net (the “offer website”). If you wish to participate in this offer, you must complete an election form and return it to the Stock Plan Administrator via facsimile at (208) 763-3798 or email at optionexchange@nighthawkrad.net before 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the offer. To obtain an election form, please contact the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on April 14, 2009, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you participate in this offer, you may exchange some or all of your Eligible Options. To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will make available to you a summary of your outstanding Eligible Options in your election form.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on April 14, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are completed, signed and actually received electronically or by facsimile by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form. Responses may be submitted only via facsimile or email. Responses submitted by any other means are not permitted.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be April 14, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options although you may challenge our determination. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between NightHawk and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on April 14, 2009. If we extend the offer, you may change your election at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, if we have not accepted your options by the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on April 14, 2009, or such later time as the offer is extended to, you may withdraw your tendered options at any time thereafter.

If you wish to change your election to participate in this offer, you must complete a new election form and return it to the Stock Plan Administrator via facsimile at (208) 763-3798 or email at optionexchange@nighthawkrad.net before 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the offer. To obtain an election form, please contact the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net.

If you submit an election form declining the offer and you later decide that you would like to exchange your Eligible Options for Restricted Stock Units or, if applicable, cash, you may elect to participate at any time before the Expiration Date by submitting a new properly completed election form accepting the offer, and by following the procedures described in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine all questions as to the form and validity, including time of receipt of the election form, although you may challenge our determination.

The delivery of all documents, including any election forms, is at your risk. Only documents that are completed, signed and actually received by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form. Responses may be submitted only via facsimile or email. Responses submitted by any other means are not permitted.

6.	Acceptance of options for exchange and issuance of Restricted Stock Units or, if applicable, payment of cash.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date, which we anticipate to be April 14, 2009.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.

We will grant the Restricted Stock Units on the New Award Grant Date. We expect the New Award Grant Date to be April 15, 2009. All Restricted Stock Units will be granted under our 2006 Equity Incentive Plan and will be subject to a restricted stock unit agreement between you and NightHawk. The number of Restricted Stock Units you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offer to Exchange. After the Expiration Date, you will receive notice through your E*Trade account that your restricted stock unit agreement is available. You will receive the shares subject to the Restricted Stock Units (less the applicable tax and social insurance withholding, if any) when and if your Restricted Stock Units vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

If you are entitled to receive cash in lieu of Restricted Stock Units, we will make the cash payment (less the applicable tax and social insurance withholding) promptly following the New Award Grant Date. The cash payment will be made through payroll, and to the extent you reside outside the United States, it will paid to you in local currency.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the U.S.,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•

A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Financial Regulatory Authority, the NASDAQ Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to NightHawk.

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The NightHawk common stock that underlies your options is traded on the NASDAQ Global Market under the symbol “NHWK.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 31, 2007
1st Quarter	$26.98	$17.50
2nd Quarter	21.18	16.96
3rd Quarter	24.51	18.16
4th Quarter	24.25	19.09
Fiscal Year Ended December 31, 2008
1st Quarter	$20.61	$8.87
2nd Quarter	9.49	7.08
3rd Quarter	9.41	6.69
4th Quarter	6.99	2.33
Fiscal Year Ending December 31, 2009
1st Quarter (through March 12, 2009)	$5.50	$2.01

On March 16, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Market, was $2.51 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of Restricted Stock Units.

Consideration.

We will issue Restricted Stock Units or, if applicable, pay cash, in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive Restricted Stock Units or, if applicable, pay cash, based on the exchange ratio described in Section 2 of this Offer to Exchange. For purposes of applying this ratio, fractional Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit on a grant-by-grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit, and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit). Restricted Stock Units will be unvested as of the New Award Grant Date and be subject to new vesting schedules as described below under “Vesting and Exercisability.” If you are entitled to receive cash in lieu of Restricted Stock Units, we will make the cash payment promptly following the New Award Grant Date. The cash payment will be made through payroll. We will fund cash payments, if any, from cash on hand.

If we receive and accept tenders from Eligible Optionees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant Restricted Stock Units covering a total of approximately 98,233 shares of our common stock or approximately 0.4% of the total shares of our common stock outstanding as of March 16, 2009.

General terms of Restricted Stock Units.

Restricted Stock Units will be granted under our 2006 Equity Incentive Plan. All Restricted Stock Units will be subject to the terms of the 2006 Equity Incentive Plan and to a restricted stock unit agreement between you and NightHawk. Restricted stock units are a different type of equity award than stock options and therefore, the terms and conditions of the Restricted Stock Units will vary from the terms and conditions of the options that you tendered for exchange. In addition, the vesting schedule of your Restricted Stock Units will be different from the vesting schedule of your Exchanged Option. Furthermore, if you are an optionee outside the U.S., you should carefully review Schedule C and Schedule D attached to this offer for your country of residence to determine whether different terms will apply to your Restricted Stock Units.

The following description summarizes the material terms of our 2006 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the plan and the Restricted Stock Units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2006 Equity Incentive Plan and the form of restricted stock unit agreement which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us via telephone at (208) 415-0558, email at optionexchange@nighthawkrad.net, or mail at NightHawk Radiology Holdings, Inc., 601 Front Avenue, Suite #502, Coeur d’Alene, Idaho 83814, Attention: Stock Plan Administrator, to receive a copy of the 2006 Equity Incentive Plan and the form of restricted stock unit agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense. Copies of these documents are also available on the offer website at http://intranet.nighthawkrad.net.

2006 Equity Incentive Plan.

Our 2006 Equity Incentive Plan permits the granting of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. As of March 16, 2009, the maximum number of common shares subject to options currently outstanding under our 2006 Equity Incentive Plan was approximately 4,608,417 shares. As of March 16, 2009, the maximum number of shares available for future issuance under the 2006 Equity Incentive Plan was 508,597. Our 2006 Equity Incentive Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of our 2006 Equity Incentive Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options or restricted stock units granted, including the number of options or restricted stock units and the vesting schedule.

Exercise price.

The exercise price of an option granted under our 2006 Equity Incentive Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be established at less than 100% of the fair market value of a share of our common stock on the date of grant.

Vesting and Exercisability.

The vesting applicable to an option granted under our 2006 Equity Incentive Plan generally is determined by the administrator in accordance with the terms of our 2006 Equity Incentive Plan. The Restricted Stock Units will be unvested as of the New Award Grant Date and, with the exception of certain options granted to three employees described below, be subject to new vesting schedules. Vesting on any date is subject to your continued active service to NightHawk or its subsidiaries through each relevant vesting date. The Restricted Stock Units will require a minimum period of two (2) years of continued service for full vesting of the award, even if an Eligible Option you surrendered in exchange for the Restricted Stock Units was fully vested. The Restricted Stock Units will vest yearly with 50% vesting on the first anniversary of the New Award Grant Date and the remaining 50% vesting on the second anniversary of the New Award Grant Date.

Three employees in our Cardiac CT Division have been granted Eligible Options that vest upon the achievement of certain performance goals. The vesting with respect to such Eligible Options will remain unchanged.

Adjustments upon certain events.

Events occurring before the New Award Grant Date. Although we are not anticipating any merger or acquisition of NightHawk, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if NightHawk is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no Restricted Stock Units in exchange for them. If NightHawk is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the Restricted Stock Units including any adjustments to the exercise price and number of shares that will be subject to the Restricted Stock Units. Under such circumstances, the type of security and the number of shares covered by your Restricted Stock Units would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive Restricted Stock Units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the Restricted Stock Units if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the Restricted Stock Units or cash that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the New Award Grant Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any Restricted Stock Units or other benefit for your tendered options.

Events occurring after the New Award Grant Date. In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock, after the New Award Grant Date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each Restricted Stock Unit.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our 2006 Equity Incentive Plan provides that if we merge or if our property or stock is acquired by another corporation, your option will generally not accelerate vesting unless the surviving corporation does not assume your option or replace it with a comparable award. If the surviving corporation does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such option unless otherwise determined by the administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of time stated in the notice. The awards will terminate upon the expiration of such stated notice period.

Transferability of options and restricted stock units.

Options and Restricted Stock Units generally may not be transferred, other than by will or through a beneficiary designation as permitted under local law and only you may exercise your option or vest in your Restricted Stock Units.

Registration of shares underlying restricted stock units.

All of the shares of NightHawk common stock issuable upon vesting of Restricted Stock Units have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee or other service provider who is considered an affiliate of NightHawk for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of Restricted Stock Units free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the Restricted Stock Units, Exchanged Options and cash payments, as well as the consequences of accepting or rejecting this offer. If you are an optionee residing outside the U.S., you should refer to Section 15 and Schedule C and Schedule D attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the Restricted Stock Units, Exchanged Options and cash payments. If you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences in more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this offer.

10.	Information concerning NightHawk.

Our principal executive offices are located at 601 Front Avenue, Suite #502, Coeur d’Alene, Idaho 83814 and our telephone number is (866) 490-4295. Questions regarding this option exchange should be directed to the Stock Plan Administrator at (208) 415-0558, Richard Basta, Assistant Controller of the Company at (208) 415-0589, or Paul Cartee, Senior Vice President and General Counsel of the Company at (208) 292-2258.

NightHawk is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its proprietary workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of affiliated, U.S. board-certified, state-licensed and hospital-privileged physicians are located in the United States and around the world to provide services 24 hours per day, seven days a week, for approximately 780 customers and the 26% of all U.S. hospitals they serve.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and Executive Officers; transactions and arrangements concerning the options.

A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A. None of our chief executive officer, chief operating officer, chief financial officer, vice president of sales or the non-employee members of our board of directors may participate in this offer. As of March 12, 2009, our Executive Officers and directors (eight (8) persons) as a group held share-based awards unexercised and outstanding under our Plans covering a total of 1,485,624 of our shares, which represented approximately 32.2% of the shares subject to all share-based awards outstanding under our Plans as of that date.

The following tables below set forth the beneficial ownership of each of our Executive Officers and directors of share-based awards under the Plans outstanding as of March 16, 2009. The percentages in the tables below are based on the total number of outstanding share-based awards (i.e., whether or not eligible for exchange) under the NightHawk Radiology Holdings, Inc. 2006 Equity Incentive Plan and 2004 Stock Plan, which was 4,608,417 as of March 16, 2009. As noted on the table, neither our chief executive officer, chief operating officer, chief financial officer or vice president of sales nor the non-employee members of our board of directors are eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Share- Based Awards Granted Under our 2006 Equity Incentive Plan and 2004 Stock Plan		Percentage of Total Outstanding Share- Based Awards Under our 2006 Equity Incentive Plan and 2004 Stock Plan
David M. Engert*	President, Chief Executive Officer and Director	814,318	(1)	17.7%
Timothy Murnane*	Executive Vice President and Chief Operating Officer	155,000	(2)	3.4%
David Sankaran*	Senior Vice President and Chief Financial Officer	125,000	(3)	2.7%
Paul Cartee	Senior Vice President and General Counsel	109,779	(4)	2.4%
Paul E. Berger, M.D.*	Chairman of the Board of Directors	16,985	(5)	0.4%
David J. Brophy. Ph.D.*	Director	97,802	(6)	2.1%
Charles R. Bland*	Director	68,938	(7)	1.5%
Peter Y. Chung*	Director	97,802	(8)	2.1%

*	Not eligible to participate in the offer.

†	Each of our non-employee directors holds options to purchase shares pursuant to our Plans. For information regarding their shareholdings as of February 24, 2009, please see our proxy statement for our 2009 Annual Meeting of Stockholders.

(1)	Of the shares listed above, 450,000 shares are subject to an option with an exercise price of $3.25, 300,000 shares are subject to an option with an exercise price of $4.26 and 64,318 shares are subject to an option with an exercise price of $7.64. None of Mr. Engert’s options are eligible for exchange.

(2)	Of the shares listed above, 125,000 shares are subject to an option with an exercise price of $7.64 and 30,000 shares are subject to a restricted stock unit grant. None of Mr. Murnane’s options are eligible for exchange.

(3)	Of the shares listed above, 100,000 shares are subject to an option with an exercise price of $7.50 and 25,000 shares are subject to a restricted stock unit grant. None of Mr. Sankaran’s options are eligible for exchange.

(4)	Of the shares listed above, 72,000 shares are subject to an option with an exercise price of $21.75, 30,000 shares are subject to an option with an exercise price of $12.23 and 7,779 shares are subject to an option with an exercise price of $3.63 (which are not eligible for exchange). If Mr. Cartee exchanges all of his eligible options in full, he would receive 5,773 restricted stock units.

(5)	Of the shares listed above, 12,387 shares are subject to an option with an exercise price of $21.75 and 4,598 shares are subject to a restricted stock unit grant. None of Dr. Berger’s options are eligible for exchange.

(6)	Of the shares listed above, 36,000 shares are subject to an option with an exercise price of $1.56, 21,603 shares are subject to an option with an exercise price of $17.70 and 40,199 shares are subject to an option with an exercise price of $7.64. None of Dr. Brophy’s options are eligible for exchange.

(7)	Of the shares listed above, 28,739 shares are subject to an option with an exercise price of $17.74, and 40,199 shares are subject to an option with an exercise price of $7.64. None of Mr. Bland’s options are eligible for exchange.

(8)	Of the shares listed above, 36,000 shares are subject to an option with an exercise price of $1.56, 21,603 shares are subject to an option with an exercise price of $17.70 and 40,199 shares are subject to an option with an exercise price of $7.64. None of Mr. Chung’s options are eligible for exchange.

At the first regularly scheduled meeting of our Compensation Committee held in 2010, we expect our Compensation Committee to grant Mr. Engert, our President and Chief Executive Officer, an option to purchase 50,000 shares of common stock pursuant to the terms of his employment agreement with us and the 2006 Equity Incentive Plan.

On February 27, 2009, Mr. Engert purchased 20,000 shares of our common stock in the open market.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or Executive Officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plans, or in transactions involving our common stock during the past sixty (60) days before and including March 16, 2009.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the 2006 Equity Incentive Plan. To the extent shares returning to the 2006 Equity Incentive Plan are not fully reserved for issuance upon vesting of the Restricted Stock Units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the NASDAQ Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the Restricted Stock Units and cash payments, if any, have a greater value than the Exchanged Options they replace.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Restricted Stock Units and cash payments as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue Restricted Stock Units or, if applicable, pay cash, for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting Restricted Stock Units and/or paying cash as contemplated herein, or required to obtain a license or regulatory permit or make any other filing before granting Restricted Stock Units on, or paying cash promptly after, the New Award Grant Date, we will not grant any Restricted Stock Units or make such cash payment, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Award Grant Date we will not grant any Restricted Stock Units or, if applicable, pay cash, and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Restricted stock units.

All Eligible Optionees whose outstanding Eligible Options are exchanged for Restricted Stock Units under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

Under current law, you generally will not realize taxable income upon the grant of a restricted stock unit. However, you will recognize ordinary income as the shares subject to the restricted stock units vest and no longer can be forfeited and we deliver the shares to you, at which time NightHawk also generally will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the Restricted Stock Units granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than one (1) year are subject to long-term capital gain or loss, while shares held one (1) year or less are subject to short-term capital gain or loss.

Cash payments.

The cash payments you receive as part of consideration for your eligible options under this offer, if any, should be taxable to you as compensation income. We generally should be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of NightHawk at the time your Eligible Options were granted, any income recognized upon your receipt of a cash payment should constitute wages for which withholding should be required.

Nonstatutory stock options.

Historically, we have only granted nonstatutory stock options to our service providers. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

15.	Material income tax consequences and certain other considerations for optionees who reside outside the U.S.

Attached as Schedule C and Schedule D to this Offer to Exchange are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax and/or social insurance contribution laws in any of these countries, please see Schedule C and Schedule D for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be tax consequences in more than one country that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on February 19, 2009;

2. our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on March 5, 2009; and

3. the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 6, 2006 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1 800 SEC 0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at NightHawk Radiology Holdings, Inc., 601 Front Avenue, Suite #502, Coeur d’Alene, Idaho 83814, Attention: Stock Plan Administrator or telephoning Richard Basta, Assistant Controller of the Company at (208) 415-0589, or Paul Cartee, Senior Vice President and General Counsel of the Company at (208) 292-2258.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is selected financial data derived from our Annual Report on Form 10-K for our fiscal year ended December 31, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20.	Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

NightHawk Radiology Holdings, Inc.
March 30, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF NIGHTHAWK RADIOLOGY HOLDINGS, INC.

The directors and Executive Officers of NightHawk Radiology Holdings, Inc., as of the date of this offer to exchange, are set forth in the following table:

Name	Position and Offices Held
David M. Engert*	President, Chief Executive Officer and Director
Timothy Murnane*	Executive Vice President and Chief Operating Officer
David Sankaran*	Senior Vice President and Chief Financial Officer
Paul Cartee	Senior Vice President and General Counsel
Paul E. Berger, M.D.*	Chairman of the Board of Directors
David J. Brophy. Ph.D.*	Director
Charles R. Bland*	Director
Peter Y. Chung*	Director

The address of each Executive Officer and director is: c/o NightHawk Radiology Holdings, Inc., 601 Front Avenue, Suite #502, Coeur d’Alene, Idaho 83814.

*	None of the individuals marked with an asterisk above are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS

OF NIGHTHAWK RADIOLOGY HOLDINGS, INC.

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in our Annual Report on Form 10-K. All references to number of shares outstanding and per share amounts have been restated to reflect the 1 for 1.25 reverse stock split that occurred January 23, 2006. Company results include the results from Midwest Physicians Services, LLC (“MPS”), Emergency radiology Services, LLC (“ERS”), The Radlinx Group, Ltd. (“Radlinx”) and Teleradiology Diagnostic Service, Inc. (“TDS”) from their respective acquisition dates in 2007, American Teleradiology Nighthawks, Inc. (“ATN”) purchased on September 30, 2005, and DayHawk Radiology Services, LLC (“DayHawk”) purchased in November, 2004. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	For the Years Ended December 31, (In thousands, except per share amounts)
	2008	2007	2006	2005	2004
Service Revenue	$167,607	$151,662	$92,168	$64,062	$39,283
Operating Income	21,630	26,127	23,399	17,322	11,714
Net Income (Loss)	9,442	14,694	(28,401)	(29,960)	3,325
Net Income (Loss) Applicable to Common Stockholders	$9,442	$14,694	$(28,519)	$(36,509)	$2,560
Earnings (Loss) Per Common Share:
Basic	$0.32	$0.49	$(1.00)	$(2.11)	$0.11
Diluted	$0.31	$0.47	$(1.00)	$(2.11)	$0.11
Cash Flow Data
Net cash provided by operating activities	29,087	23,637	19,131	11,529	10,245
Net cash provided by (used in) investing activities	18,261	(123,425)	(40,049)	(3,305)	(2,844)
Net cash provided by (used in) financing activities	(32,144)	85,243	54,808	(1,427)	(3,771)
Total Assets	245,149	263,466	116,066	35,536	17,262
Total Long-Term Debt (including current portion)	94,100	99,500	—	24,003	12,000
Total Liabilities	115,382	128,777	13,437	85,184	23,468
Common Stock Data
Market price at year end	$4.86	$21.05	$25.50	N/A	N/A
Average number of common shares outstanding (1)	29,483	30,083	28,528	17,274	24,196
Dividends declared per common share	—	—	—	$0.844	—
Preferred Stock Data
Redeemable convertible preferred shares outstanding	—	—	—	6,500	6,500
Dividends declared per convertible preferred share	—	—	$0.844	$0.295	—

(1)	The weighted average shares of common stock outstanding for the year ended December 31, 2004 is based on the assumed conversion of LLC units into common stock at the beginning of 2001 based on the conversion ratio from the recapitalization transaction.

	As of December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (1)	2.6	4.7	(2.9)	(7.2)	8.9
Book value per common share	$4.70	$4.44	$3.43	$(4.94)	$(1.46)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries and (iii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and (z) preference security dividend requirements of our consolidated subsidiaries. For the years ended December 31, 2005 and 2006, we had a $25.5 million and $23.8 million deficiency, respectively, of earnings to fixed charges.

B-1

SCHEDULE C

GUIDE TO TAX & LEGAL ISSUES IN AUSTRALIA

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units or a cash payment for Eligible Optionees subject to tax in Australia. This summary is based on the tax laws in effect in Australia as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the cash payment is made, the new Restricted Stock Units are granted, the new Restricted Stock Units vest, or you sell shares acquired upon the settlement of your vested new Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

EXCHANGE OF OPTIONS FOR RESTRICTED STOCK UNITS

Option Exchange

Your acceptance of this Offer to Exchange may give rise to taxation. The exchange will be treated as a disposal of your Eligible Options in exchange for the right to receive new Restricted Stock Units. Therefore, there may be tax implications for you in relation to both of the following: (1) the “cancellation” of the Eligible Options; and (2) the grant of the Restricted Stock Units.

The amount and characterization of taxable income from the cancellation of the Eligible Options will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options (an “Election”). The tax treatment of the disposal of the Eligible Options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below) or not. If, however, the tax authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the Eligible Options may be different from described below. Additionally, the discussion below also assumes that the new Restricted Stock Units being issued to you are in consideration of Australian services provided by you.

If you did not make an Election on your Eligible Options

If you did not make an Election, you are subject to tax on the market value of the Eligible Options (as defined under Australian tax law) on the Cancellation Date at your marginal rate of tax. The “market value” of your Eligible Options is the greater of (i) the market value of the shares1 underlying the Eligible Options less the exercise price, and (ii) the value of the Eligible Options determined in accordance with a statutory formula.

Because the exercise price of the Eligible Options will exceed the market value of the underlying shares as of the Cancellation Date, the market value of the Eligible Options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the Eligible Options and the remaining exercise period. In accordance with the statutory formula, the market value of the Eligible Options will be nil where the market value of the underlying shares on the Cancellation Date is less than 50% of the exercise price of the Eligible Options.

If you made an Election on your Eligible Options

If you made an Election and your Eligible Options are cancelled, you may be subject to capital gains tax on any capital gain. Your capital gain will be calculated as the difference between the market value of the Eligible Options on the Cancellation Date (as described above) and the market value of Eligible Options on the grant date (as defined under Australian tax law). If, as of the Cancellation Date, you have held the Eligible Options for at least one year, you will be subject to tax on 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to tax on the entire capital gain.

If the market value of the Eligible Options on the Cancellation Date is less than the market value of the Eligible Options on the grant date, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wages income).

New Award Grant Date / Assessment Event

For Australian tax purposes, the acquisition of Restricted Stock Units will constitute the acquisition of a qualifying right under an employee share scheme. You may be subject to tax as a result of the grant of the Restricted Stock Units, but the tax consequences depend on whether you make an Election to be taxed in the income year of the grant of the Restricted Stock Units.

[1]	Pursuant to Australian tax law, the market value of shares on a particular day is determined, as follows:

(a) if there is at least one transaction on the stock market in the shares in the seven calendar day period up to and including that day - the weighted average of prices at which the shares was traded on the stock market during the seven calendar day period up to and including that day; or

(b) if there were no transactions on the stock market during that seven calendar day period in the shares:

(i)	the last price at which an offer was made on the stock market in that period to buy the shares; or

(ii)	if no such offer was made - the value of the share that would be determined for an unlisted share (i.e., a valuation by a qualified person or as approved by the Commissioner of Taxation).

If you make an Election on your Restricted Stock Units

If you make an Election, you must include an amount in your assessable income in the income year (i.e., the financial year ending June 30) in which your Eligible Options are cancelled. The amount included in your assessable income will be the “market value” of the Restricted Stock Units at the time of grant less any consideration paid to receive the grant of the Restricted Stock Units (which would inlcude the “market value” of the Eligible Options as of the Cancellation Date (see above). Also, please note that, if you make an Election, it will cover each right, qualifying right, Eligible Option, share and qualifying share in NightHawk that you acquire pursuant to an employee share plan during the income year. If an Election is made, you must make it in your income tax return in the year in which you are granted the Restricted Stock Units.

If you make an Election and you later forfeit the Restricted Stock Units before they vest, you will be deemed to have never acquired the Restricted Stock Units. Accordingly, you may amended your income tax return for the year of grant and obtain a refund of the tax paid.

If you do not make an Election on your Restricted Stock Units

If you do not make an Election, you will be required to include an amount in your assessable income in the income year in which the earliest of the following event (the “Assessment Event”) occurs (in addition to income taxes, this amount is subject to Medicare Levy):

(i)	when you dispose of the Restricted Stock Units (other than by acquiring shares at vesting);

(ii)	when your employment with NightHawk or one of its subsidiaries ceases (unless termination occurs because the NightHawk company group is the subject of a qualifying takeover or restructure);

(iii)	the acquisition of shares when the Restricted Stock Units vest;

(iv)	if there is a qualifying takeover or restructuring, the time when you dispose of the shares which have been treated as a continuation of the shares acquired upon the vesting of your Restricted Stock Units; or

(v)	the end of a 10 year period following the date of grant of the Restricted Stock Units.

The amount which you must include in your assessable income for the income year in which the Assessment Event occurs in relation to the Restricted Stock Units will be:

(i)

if you dispose of the Restricted Stock Units (or the shares acquired as a result of vesting of the Restricted Stock Units) in an arm’s length transaction at or within 30 days of the relevant Assessment Event – the amount or value of any consideration received for the disposal less the amount or value of any consideration paid to acquire the Restricted Stock Units [2]; or

[2]	Please note that the consideration paid to acquire the Restricted Stock Units includes the Australian market value of the cancelled Eligible Options as of the Cancellation Date.

(ii)	in any other case – the market value of the Restricted Stock Units (or the shares acquired as a result of vesting of the New Restricted Stock Units) at the Assessment Event less the consideration paid to acquire the Restricted Stock Units.

If you lose the benefit of the Restricted Stock Units before they vest (e.g., you cease working for NightHawk or one of its subsidiaries before the Restricted Stock Units vest), you will be deemed to have never acquired the Restricted Stock Units. In that case, no amount needs to be included in your assessable income in relation to the grant of the Restricted Stock Units. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the grant of the Restricted Stock Units.

Sale of Shares

When you sell the shares acquired upon vesting of the Restricted Stock Units, you will be subject to tax on any capital gains made unless you dispose of the shares in an arm’s length transaction at or within 30 days of the relevant Assessment Event and you did not make an Election (in which case your tax treatment will be limited to the income tax consequences described above). The assessable capital gain will be:

(i)	where you have held the shares for less than one year – the difference between the sale price (where the disposial is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction and your cost base of the shares; or

(ii)	where you have held the shares for at least one year – one-half of the difference between (where the disposial is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If you made an Election, your cost base of the shares will be the market value of the Restricted Stock Units (as defined under Australian tax law) at the time of grant.

If you did not make an Election and the Assessment Event occurs before the Restricted Stock Units vest, your cost base of the shares will be the market value of your new Restricted Stock Units (as defined under Australian tax law) at the time of the relevant Assessment Event. If you did not make an Election and the Assessment Event occurs when the Restricted Stock Units vest, the cost base of the shares acquired will be the market value of the shares at the Assessment Event.

If you sell the shares in an arm’s length transaction at a sale price that is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

If the shares are sold in a non-arm’s length transaction, a capital loss will be available only where the market value of the shares is less than the cost base of the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax or Medicare Levy contributions due at the time of exchange, the grant or vesting of the Restricted Stock Units, or the disposal of shares acquired upon vesting of the Restricted Stock Units. You are responsible for reporting and paying any tax and Medicare Levy on income resulting from the exchange, the grant of your Restricted Stock Units, any Assessment Event, or the sale of your shares.

EXCHANGE OF OPTIONS FOR CASH

Set forth below is a description of the tax consequences of participating in the voluntary cancellation of Eligible Options in exchange for a cash payment.

Option Exchange / Cash Payment

Your acceptance of the offer to exchange Eligible Options for a cash payment may give rise to taxation.

The amount and characterization of taxable income will depend on whether you made an Election (as defined above) with regard to the Eligible Options. The tax treatment of the disposal of the Eligible Option also will depend on whether the disposal is considered a non-arm’s length transaction (as asssumed below) or not. If, however, the tax authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the Eligible Option may be different from described below.

If you did not make an Election on your Eligible Options

If you did not make an Election to be taxed on grant, you may be subject to tax on the market value of the Eligible Options (as defined under Australian tax law) on the Cancellation Date at your marginal rate of tax. The “market value” of your Eligible Options is the greater of: (i) the market value of the shares (as defined under Australian tax law) underlying the Eligible Options less the exercise price; and (ii) the value of the Eligible Options determined in accordance with a statutory formula (see discussion above).

Further, you may be required to include an additional amount in income with regard to the cash payment. The amount that may be included in you assessable income is the cash payment amount less the market value of the Eligible Options on the Cancellation Date. The difference may be treated as salary and wages, and you will be subject to income tax at your marginal rate and Medicare Levy (and in some cases an additional surcharge).

If you made an Election on your Eligible Options

If you made an Election to be taxed at grant, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the Eligible Options on the Cancellation Date and the market value of the Eligible Options on the grant date. If, as of the Cancellation Date of the Eligible Options, you have held the Eligible Options for at least one year, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the Eligible Options on the Cancellation Date is less than the market value of the Eligible Option on the grant date, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Further, you may be required to include an additional amount in you assessable income with regard to the cash payment to the extent that the cash payment is greater than the market value of the Eligible Options on the Cancellation Date. The difference may be treated as salary and wages, and you will be subject to income tax at your marginal tax rate and Medicare Levy (and in some cases an additional surcharge).

Withholding and Reporting

To the extent to which any of the cash payment is regarded as salary and wages, your employer will be required to withhold tax from the cash payment. You will be personally responsible for reporting the cash payment and tax withheld in your income tax return (if it is salary and wages) and paying any tax liability.

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GUIDE TO TAX & LEGAL ISSUES IN SWITZERLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units or a cash payment for Eligible Optionees subject to tax in Switzerland. This summary is based on the tax laws in effect in Switzerland as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the cash payment is made, the new Restricted Stock Units are granted, the new Restricted Stock Units vest, or you sell shares acquired upon the settlement of your vested new Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Swiss optionees are taxed at the federal, cantonal and municipal levels. Set forth below is a description of the federal tax consequences of participating in the Offer to Exchange.

Please note that NightHawk has obtained tax rulings in the canton of Zurich, confirming the cantonal tax treatment of stock options and Restricted Stock Units under its Plans. These rulings provide, among other things, for a pro-rated reduction in Swiss taxation of options based upon the length of time not spent in Switzerland over the vesting period of the option. For these optionees, participation in the Offer to Exchange may result in the taxation of the income from the Restricted Stock Unit award as described below without pro-rated taxation. You are encouraged to seek professional advice regarding the tax and social insurance contributions applicable to your specific situation.

EXCHANGE OF OPTIONS FOR RESTRICTED STOCK UNITS

Option Exchange

You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units.

New Award Grant Date

You will not be subject to tax when Restricted Stock Units are granted to you.

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Vesting

You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) when the Restricted Stock Units vest. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Net Wealth

Any shares issued to you upon vesting of your Restricted Stock Units will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax provided the shares are held as private assets and provided you do not qualify as a professional securities dealer.

Withholding and Reporting

If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax at vesting, but is required to withhold social insurance contributions on the fair market value of the shares issued to you. Your employer will report the grant and vesting of the Restricted Stock Units on the annual certificate of salary (Lohnausweis) and to an annex to the annual certificate (so-called “Beiblatt zum Lohnausweis”) which are both issued to you as of the end of the calendar year during which the Restricted Stock Units are granted and vest. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the Restricted Stock Units. In addition, you must declare the Restricted Stock Units and any shares acquired at vesting in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.

If you are an employee subject to income taxation at source (i.e., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report salary withholding tax and social insurance contributions on the fair market value of the shares issued to you at vesting. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

NightHawk reserves the right to satisfy any withholding obligation by reducing the number of shares issued to you, selling shares otherwise issued to you, withholding from your salary, or by any other method set forth in the Plans or your restricted stock unit agreement.

EXCHANGE OF OPTIONS FOR CASH

Set forth below is a description of the federal tax consequences of participating in the voluntary cancellation of Eligible Options in exchange for a cash payment.

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Option Exchange/Cash Payment

You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) on the amount of the cash payment. You will be taxed when the cash payment is made to you through your regular paycheck.

Withholding and Reporting

If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold any income tax due on the cash payment. However, your employer is required to report the cash payment on the annual certificate of salary (Lohnausweis) and to withhold and report any applicable social security obligations. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the cash payment.

If you are an employee subject to income taxation at source (i.e., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report salary withholding tax and social insurance contributions due on the cash payment. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

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